Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
April 30, 2020

CULLEN/FROST REPORTS FIRST QUARTER RESULTS
Board declares second quarter dividend on common stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported first quarter 2020 results. Net income available to common shareholders for the first quarter of 2020 was $47.2 million, compared to $114.5 million in the first quarter of 2019. On a per-share basis, net income available to common shareholders for the first quarter of 2020 was $0.75 per diluted common share, compared to $1.79 per diluted common share reported a year earlier. Returns on average assets and average common equity were 0.57 percent and 4.88 percent, respectively, for the first quarter of 2020 compared to 1.48 percent and 14.08 percent, respectively, for the same period a year earlier.

For the first quarter of 2020, net interest income on a taxable-equivalent basis was $268.5 million, down 1.0 percent compared to the same quarter in 2019. Average loans for the first quarter of 2020 increased $790.0 million, or 5.6 percent, to $15.0 billion, from the $14.2 billion reported for the first quarter a year earlier. Average deposits for the quarter were $27.4 billion, up $1.3 billion, or 4.9 percent, compared to the $26.1 billion reported for last year's first quarter.

“Our first quarter showed accelerating growth in business volumes which can be seen in our increased loans and deposits," said Phil Green, Cullen/Frost Chairman and CEO. "We will continue to utilize our strong balance sheet and liquidity to meet our customers’ demand for new loans. We also continue to do our part helping our communities deal with the effects of the COVID-19 pandemic, including working hard to keep our employees and customers safe, donating $2 million to charitable organizations to help provide relief, and going above and beyond to supply 10,500 customers with $3 billion in PPP loans. I am extremely proud of our employees who have performed at heroic levels in difficult conditions to provide this help to businesses and families in our communities.”

Noted financial data for the first quarter of 2020 follows:

•
Adoption of the new Current Expected Credit Loss (CECL) standard on January 1, 2020 resulted in an after-tax reduction to retained earnings of $29.3 million. Excluding the impact of CECL adoption, we experienced a $134.3 million build in our allowance for credit losses on loans in the first quarter of 2020.

•
For the first quarter of 2020, credit loss expense related to loans was $172.9 million, compared to net charge-offs of $38.6 million. This compares with $8.4 million in credit loss expense and $12.7 million in net charge-offs for the fourth quarter of 2019, and $11.0 million in credit loss expense and $6.8 million in net charge-offs in the first quarter of 2019. Our credit loss expense related to loans was elevated in the first quarter as a result of COVID-19-related business closures and the challenges faced by our energy industry customers due to recent commodity price declines. Credit loss expense related to loans was also impacted by the adoption of CECL which utilizes an "expected loss" methodology as opposed to the incurred loss methodology under the prior accounting standard. The allowance for credit losses on loans as a percentage of total loans was 1.72 percent at March 31, 2020, compared to 0.90 percent at the end of the fourth quarter of 2019 and 0.95 percent at the end of the first quarter of 2019. Non-performing assets were $67.5 million at the end of the first quarter of 2020, compared to $109.5 million at the end of the fourth quarter of 2019 and $97.4 million at the end of the first quarter of 2019. Credit loss expense related to off-balance-sheet credit exposures was $2.3 million in the first quarter of 2020.

•
The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2020 were 12.02 percent, 12.02 percent and 13.97 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.

•
Net interest income on a taxable-equivalent basis was $268.5 million, a decrease of 1.0 percent compared to the prior year period. Net interest margin was 3.56 percent for the first quarter of 2020, down 6 basis points compared to the fourth quarter of 2019 net interest margin of 3.62 percent. Net interest margin decreased 23 basis points compared to 3.79 percent in the year-ago period.

•
Non-interest income for the first quarter of 2020 totaled $212.9 million, an increase of $116.1 million, from the $96.8 million reported for the first quarter of 2019. First quarter non-interest income was impacted by a $107 million gain from the sale of $500 million in 30 year Treasuries purchased in the fourth quarter of 2019 as a hedge against falling interest rates. Excluding the gain on sale of these securities, non interest income in the first quarter would have increased approximately 7.4 percent compared to the first quarter of 2019. Trust and investment management fees for the first quarter increased $2.8 million or 8.8 percent compared to the first quarter of 2019. The increase in trust and investment management fees was primarily the result of increases in estate fees (up $1.1 million), trust investment fees (up $749,000), real estate fees (up $641,000), and oil and gas fees (up $475,000). Other non-interest income increased $4.1 million compared to the first quarter of 2019. The primary driver of the increase in other non-interest income was a $6.0 million gain realized on the sale of certain non-hedge related, short-term put options on U.S. Treasury securities with an aggregate notional amount of $500 million. These increases were partly offset by a $1.9 million decrease in insurance commissions and fees. The decrease was related to commissions income (down $1.3 million) and contingent income (down $591,000). The decrease in commissions income was primarily related to decreases in benefit plan commissions, life insurance commissions and commissions on commercial lines property and casualty policies.

•
Non-interest expense was $224.2 million for the quarter, up $22.4 million, or 11.1 percent, compared to the $201.8 million reported for the first quarter a year earlier. Total salaries and wages rose $6.3 million, or 6.9 percent, to $98.8 million, primarily due to an increase in the number of employees and normal annual merit and market increases. First quarter net occupancy expense increased by $6.1 million, or 31.7 percent, compared to the same period in 2019, primarily driven by our move starting in June of 2019 into our new corporate headquarters building in San Antonio and other leases related to existing facilities and to our expansion within the Houston market area. Other non-interest expense increased $5.2 million, or 12.5 percent, compared to the first quarter of 2019. The increase was composed of increases in professional services expense (up $1.5 million); donations expense (up $912,000); and advertising/promotions expense (up $548,000), among other things. Technology, furniture and equipment expense for the first quarter increased by $3.6 million, or 16.5 percent, from the first quarter of 2019. The increase was primarily related to increases in cloud services expense (up $1.5 million), software maintenance expense (up $1.2 million), and depreciation of furniture and equipment (up $995,000).

•
Net income available to common shareholders in the first quarter was reduced by $5.5 million of deferred issuance costs associated with $150 million of Series A cumulative preferred stock that we issued in 2013 and redeemed during the first quarter of 2020.

The Cullen/Frost board declared a second-quarter cash dividend of $0.71 per common share, payable June 15, 2020 to shareholders of record on May 29 of this year.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, April 30, 2020, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430 or via webcast on our investor relations website linked below.
Playback of the conference call will be available after 2 p.m. CT on the day of the call until midnight Sunday, May 3, 2020 at 855-859-2056 with Conference ID # of 7379004. The call will also be available by webcast at the URL listed below after 2 p.m. CT on the day of the call.
Cullen/Frost investor relations website: www.frostbank.com/investor-relations/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $34.1 billion in assets at March 31, 2020. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.
Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	The cost and effects of failure, interruption, or breach of security of our systems.

•	Acquisitions and integration of acquired businesses.

•	Our ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•	The impact of the COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.
Further, statements about the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$244,521	$251,098	$253,007	$253,431	$246,469
Net interest income (1)	268,453	275,038	276,618	277,751	271,179
Credit loss expense (2)	175,197	8,355	8,001	6,400	11,003
Non-interest income:
Trust and investment management fees	34,473	32,928	31,649	30,448	31,697
Service charges on deposit accounts	22,651	23,454	22,941	21,798	20,790
Insurance commissions and fees	16,485	12,138	11,683	10,118	18,406
Interchange and debit card transaction fees	3,255	3,608	4,117	3,868	3,280
Other charges, commissions and fees	9,365	9,020	10,108	8,933	9,062
Net gain (loss) on securities transactions	108,989	28	96	169	—
Other	17,697	14,079	8,630	7,304	13,550
Total non-interest income	212,915	95,255	89,224	82,638	96,785

Non-interest expense:
Salaries and wages	98,812	97,951	93,812	90,790	92,476
Employee benefits	24,889	21,651	21,002	20,051	23,526
Net occupancy	25,384	24,864	24,202	21,133	19,267
Technology, furniture and equipment	25,240	25,759	22,415	22,157	21,664
Deposit insurance	2,624	2,374	2,491	2,453	2,808
Intangible amortization	257	264	274	305	325
Other	46,957	47,943	44,668	46,320	41,734
Total non-interest expense	224,163	220,806	208,864	203,209	201,800
Income before income taxes	58,076	117,192	125,366	126,460	130,451
Income taxes	3,323	13,511	13,530	14,874	13,955
Net income	54,753	103,681	111,836	111,586	116,496
Preferred stock dividends	2,016	2,016	2,016	2,015	2,016
Redemption of preferred stock	5,514	—	—	—	—
Net income available to common shareholders	$47,223	$101,665	$109,820	$109,571	$114,480

PER COMMON SHARE DATA
Earnings per common share - basic	$0.75	$1.61	$1.74	$1.73	$1.80
Earnings per common share - diluted	0.75	1.60	1.73	1.72	1.79
Cash dividends per common share	0.71	0.71	0.71	0.71	0.67
Book value per common share at end of quarter	61.17	60.11	59.76	57.39	54.64

OUTSTANDING COMMON SHARES
Period-end common shares	62,553	62,669	62,537	62,638	63,081
Weighted-average common shares - basic	62,643	62,609	62,566	62,789	63,009
Dilutive effect of stock compensation	407	625	593	765	819
Weighted-average common shares - diluted	63,050	63,234	63,159	63,554	63,828

SELECTED ANNUALIZED RATIOS
Return on average assets	0.57%	1.21%	1.35%	1.40%	1.48%
Return on average common equity	4.88	10.74	11.83	12.60	14.08
Net interest income to average earning assets	3.56	3.62	3.76	3.85	3.79

(1) Taxable-equivalent basis assuming a 21% tax rate. (2) Provision for loan losses prior to first quarter of 2020.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$14,995	$14,705	$14,471	$14,375	$14,205
Earning assets	30,804	30,621	29,693	29,114	28,954
Total assets	33,534	33,314	32,248	31,491	31,356
Non-interest-bearing demand deposits	10,737	10,772	10,316	10,148	10,193
Interest-bearing deposits	16,654	16,414	16,036	15,845	15,919
Total deposits	27,391	27,186	26,352	25,993	26,112
Shareholders' equity	4,009	3,900	3,828	3,632	3,441

Period-End Balance:
Loans	15,338	$14,750	$14,635	$14,459	14,406
Earning assets	31,440	31,281	30,358	29,216	29,281
Goodwill and intangible assets	657	657	658	658	658
Total assets	34,147	34,027	33,098	31,817	31,663
Total deposits	28,141	27,640	27,084	25,985	26,295
Shareholders' equity	3,827	3,912	3,881	3,739	3,592
Adjusted shareholders' equity (1)	3,463	3,644	3,576	3,520	3,498

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$263,881	$132,167	$136,559	$134,929	$136,350
As a percentage of period-end loans	1.72%	0.90%	0.93%	0.93%	0.95%

Net charge-offs:	$38,646	$12,747	$6,371	$7,821	$6,785
Annualized as a percentage of average loans	1.04%	0.34%	0.17%	0.22%	0.19%

Non-performing assets:
Non-accrual loans	$66,727	$102,303	$97,446	$71,521	$92,162
Restructured loans	—	6,098	6,160	3,973	4,028
Foreclosed assets	806	1,084	1,427	907	1,175
Total	$67,533	$109,485	$105,033	$76,401	$97,365
As a percentage of:
Total loans and foreclosed assets	0.44%	0.74%	0.72%	0.53%	0.68%
Total assets	0.20	0.32	0.32	0.24	0.31

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.02%	12.36%	12.35%	12.29%	12.34%
Tier 1 Risk-Based Capital Ratio	12.02	12.99	12.99	12.94	13.00
Total Risk-Based Capital Ratio	13.97	14.57	14.63	14.60	14.68
Leverage Ratio	8.84	9.28	9.36	9.40	9.35
Equity to Assets Ratio (period-end)	11.21	11.50	11.73	11.75	11.34
Equity to Assets Ratio (average)	11.95	11.71	11.87	11.53	10.97

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
TAXABLE-EQUIVALENT YIELD/COST (1)
Earning Assets:
Interest-bearing deposits	1.24%	1.64%	2.19%	2.64%	2.50%
Federal funds sold and resell agreements	1.22	1.71	2.21	2.48	2.58
Securities	3.46	3.37	3.43	3.42	3.37
Loans, net of unearned discounts	4.65	4.88	5.16	5.34	5.33
Total earning assets	3.84	3.98	4.21	4.33	4.27

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.02	0.04	0.07	0.08	0.09
Money market deposit accounts	0.50	0.66	0.93	1.03	1.09
Time accounts	1.67	1.72	1.74	1.66	1.43
Public funds	0.85	1.05	1.34	1.51	1.39
Total interest-bearing deposits	0.39	0.49	0.63	0.68	0.69

Total deposits	0.24	0.29	0.39	0.41	0.42

Federal funds purchased and repurchase agreements	0.95	1.21	1.53	1.69	1.72
Junior subordinated deferrable interest debentures	3.54	3.83	4.18	4.34	4.40
Subordinated notes payable and other notes	4.71	4.71	4.71	4.71	4.72
Total interest-bearing liabilities	0.47	0.59	0.75	0.80	0.81

Net interest spread	3.37	3.39	3.46	3.53	3.46
Net interest income to total average earning assets	3.56	3.62	3.76	3.85	3.79

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$2,586	$2,000	$1,566	$1,171	$1,729
Federal funds sold and resell agreements	260	275	212	246	250
Securities	12,963	13,641	13,444	13,322	12,770
Loans, net of unearned discount	14,995	14,705	14,471	14,375	14,205
Total earning assets	$30,804	$30,621	$29,693	$29,114	$28,954

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$7,030	$6,850	$6,712	$6,774	$6,774
Money market deposit accounts	7,874	7,905	7,763	7,588	7,696
Time accounts	1,109	1,069	1,023	970	895
Public funds	640	590	538	513	554
Total interest-bearing deposits	16,654	16,414	16,036	15,845	15,919

Total deposits	27,391	27,186	26,352	25,993	26,112

Federal funds purchased and repurchase agreements	1,259	1,418	1,291	1,242	1,180
Junior subordinated deferrable interest debentures	136	136	136	136	136
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$18,149	$18,067	$17,562	$17,322	$17,334

(1) Taxable-equivalent basis assuming a 21% tax rate.